EXHIBIT 99.1
News Release Contacts:
MEDIA: Mayura Hooper Charles Schwab Phone: 415-667-1525	INVESTORS/ANALYSTS: Jeff Edwards Charles Schwab Phone: 415-667-1524

SCHWAB REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $.57 GAAP, $.74 ADJUSTED (1), BRINGING FULL-YEAR RESULTS TO $2.12 AND $2.45, RESPECTIVELY
Core Net New Assets Rise 33% to a Record $281.9 Billion for the Year, Including $61.7 Billion in December
Total Client Assets Reach a Record $6.69 Trillion at Year-End, Up 66%

    WESTLAKE, Texas, January 19, 2021 – The Charles Schwab Corporation announced today that its net income for the fourth quarter of 2020 was $1.1 billion, compared with $698 million for the third quarter of 2020, and $852 million for the fourth quarter of 2019. Net income for the twelve months ended December 31, 2020 was $3.3 billion, compared with $3.7 billion for the year-earlier period. The company’s financial results include TD Ameritrade from closing on October 6, 2020 forward, as well as certain acquisition and integration-related costs and the amortization of acquired intangibles. Together these transaction-related expenses totaled $429 million and $632 million on a pre-tax basis, for the fourth quarter and full-year 2020, respectively.

Beginning with the second quarter of 2020, the company’s financial presentations include references to adjusted measures of expenses, net income, diluted earnings per common share, and pre-tax profit margin, as well as return on tangible common equity (ROTCE), which are intended to help investors evaluate Schwab’s operating performance as well as facilitate a meaningful comparison of our current results to both historic and future periods.

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
Financial Highlights	2020	2019	Change	2020	2019	Change

Net revenues (in millions)	$4,176	$2,606	60%	$11,691	$10,721	9%
Net income (in millions)
GAAP	$1,135	$852	33%	$3,299	$3,704	(11)%
Adjusted (1)	$1,459	$871	68%	$3,777	$3,744	1%
Diluted earnings per common share
GAAP	$.57	$.62	(8)%	$2.12	$2.67	(21)%
Adjusted (1)	$.74	$.63	17%	$2.45	$2.70	(9)%
Pre-tax profit margin
GAAP	35.3%	42.7%		36.8%	45.2%
Adjusted (1)	45.6%	43.6%		42.2%	45.7%
Return on average common
stockholders’ equity (annualized)	11%	17%		9%	19%
Return on tangible
common equity (annualized) (1)	21%	19%		15%	21%

Note: All per-share results are rounded to the nearest cent, based on weighted-average diluted common shares outstanding.
(1) Further details on non-GAAP financial measures and a reconciliation of such measures to reported results are included on pages 11-12 of this release.

CEO Walt Bettinger said, “Producing record operating performance and closing the largest brokerage acquisition in history during the fourth quarter of 2020 was an extraordinary capstone to an extraordinary year. Schwab’s unrelenting commitment to seeing through clients’ eyes helped us not only stand tall throughout the events of the past twelve months, but also enabled us to enter 2021 larger, stronger, and more capable of serving clients than ever.”

“The impact of COVID-19, along with social and political turmoil, created an unprecedented combination of personal and macroeconomic challenges for our clients, employees and stockholders alike,” Mr. Bettinger continued. “The pandemic’s rapid escalation in early 2020 was accompanied by volatile equity markets and further easing of monetary policy. As the year progressed, government aid packages and vaccine developments helped settle the markets, with the S&P 500® eventually erasing its pandemic-related losses to finish up 16% from December 2019. Against this backdrop, client engagement with the financial markets rose to record levels – pro-forma combined new-to-firm households increased more than 175% compared to 2019, with the number of households placing trades up more than 50% year-over-year. Our clients also continued to set numerous single-day trading records, including a peak of 7.8 million trades on November 9. As we collectively focused on helping clients navigate the trials of this environment, they rewarded us with a record $281.9 billion in core net new assets – including a record $119.4 billion in the fourth quarter – exceeding $200 billion for the third consecutive year. At December 31, total client assets reached a record of $6.69 trillion spread across 29.6 million brokerage accounts, up 66% and 140%, respectively, from a year ago.”

Mr. Bettinger added, “Throughout 2020, we persisted in executing our strategy, working tirelessly to reinforce our overall value proposition and share the benefits of increased scale with our clients. Notable solutions introduced during the year included Schwab Intelligent Income® and Schwab PlanTM, each designed to assist with key investing and planning needs. In addition, we made several enhancements to our mobile app – which supported 2.6 million unique users during the year, up 54% from 2019 – such as the integration of Schwab Intelligent Portfolios® as well as the launch of Schwab Assistant, a chatbot that enables clients to intuitively perform tasks on-demand. Our ongoing investments in technology that improve both the client experience and our efficiency helped us to accommodate unprecedented levels of activity in 2020 – Schwab alone handled 2.3 billion total interactions across web, mobile, chat, and direct messaging. Access to guidance remains extremely important in this environment. Advised assets made up roughly half of our overall client assets at December 31, and assets enrolled in digital advisory ended the year at $57.9 billion, up 18%. For our registered investment advisor clients, we’ve made strides in improving our service delivery by better aligning advisors with the teams and resources that support their particular needs. Additionally, we continued to expand our digital service capabilities to help advisors more seamlessly and efficiently support existing clients, cultivate new relationships, and scale their businesses. We also celebrated the 30th anniversary of Schwab IMPACT® with a virtual format that included advisors who custody client assets with TD Ameritrade for the first time. The conference brought together participants from around the country in an interactive forum, with a record 2,200 advisors in attendance. Our focus remains unchanged as we work to create a combined custodian positioned to deliver top-quality service and value to advisors of all sizes across a rapidly growing industry.

“In addition to TD Ameritrade, we also successfully closed three other acquisitions during the year, which each support our key strategic initiatives in unique ways. The USAA transaction added incremental scale as we welcomed over 1 million new accounts and $80 billion in brokerage and wealth management client assets, as well as a long-term referral arrangement, which is well underway. The acquisition of Motif’s technology and hiring of their staff enables us to accelerate progress on personalized investing capabilities. Similarly, Wasmer SchroederTM Strategies advances our efforts to develop proprietary solutions that benefit clients by allowing us to deliver a range of fixed income offerings designed specifically to meet our clients’ needs. And finally, TD Ameritrade not only builds scale, but also supports our ability to meet specific needs across client segments.”

Mr. Bettinger concluded, “As I reflect on 2020, I feel a deep sense of gratitude – to our clients, for entrusting us with record levels of new business, to our employees for their diligent commitment to serving others while balancing the health and safety of their own families, and to our stockholders, for focusing on the long-term, despite a volatile year and another round of accommodative interest rate policies instituted by the Federal Reserve. Pulling off our to-do list in an environment like the past twelve months takes a very special team, and I am more certain than ever that we have the talent, culture, and client-first strategy needed to successfully pursue the tremendous growth opportunities still ahead of us.”

CFO Peter Crawford commented, “Schwab’s 2020 financial results, which include TD Ameritrade from October 6 forward, demonstrate our ongoing success with clients and the benefits of our diversified revenue model in the face of environmental headwinds. During March, the Federal Reserve acted to support the economy by cutting the Fed Funds rate from

1.75% to near zero and announcing sizeable asset purchase programs. Mortgage refinancing activity subsequently accelerated and our net interest margin was impacted by both historically low rates and increased prepayments of mortgage-backed securities held in our investment portfolio. Strong growth in interest-earning assets via client asset inflows and allocation decisions, as well as our TD Ameritrade acquisition, helped limit the resulting year-over-year decline in net interest revenue to just 6% to $6.1 billion. Growing balances in advisory solutions and a robust rebound in equity markets led to an 8% increase in asset management and administration fees to $3.5 billion. Record client trading activity, and the addition of TD Ameritrade, led to an 88% increase in trading revenue to $1.4 billion – even as we absorbed a full-year impact of the commission reductions we implemented late in 2019. With the TD Ameritrade acquisition, our fourth quarter results included bank deposit account (BDA) fee revenue for the first time, which totaled $355 million for the period from close to year-end. BDA balances grew by 6% during that period and ended the year at $165.9 billion. Overall, while both Schwab and TD Ameritrade were performing well independently, we believe our first reported results as a combined firm help support the case that we’re creating an even more resilient business, producing fourth quarter revenues that were up 60% relative to standalone Schwab on a year-over-year basis.”

“On the expense front, our 2020 spending was in-line with expectations given our acquisition activities, along with the need to support our clients and employees as they navigated uniquely challenging environmental stresses,” Mr. Crawford continued. “Total GAAP expenses increased 26% to $7.4 billion for the year, which encompassed $442 million in acquisition and integration-related costs and $190 million in amortization of acquired intangibles. Exclusive of these items (1), adjusted total expenses were up 16% year-over-year, with approximately 13% attributable to including our acquisitions for part of 2020. The challenges of the past twelve months notwithstanding, our flexibility as an organization enabled us to successfully harness efficiencies and leverage our scale in order to produce a still-solid 36.8% pre-tax profit margin (42.2% on an adjusted basis) and a 9% return on equity (15% ROTCE) for the year (1).”

Mr. Crawford added, “Last year’s combination of stiff revenue headwinds and remarkable growth provides a clear example of why we remain focused on building a strong balance sheet capable of supporting our business in any environment. Our consolidated balance sheet grew 87% to end the year at $549 billion, reflecting both our substantial organic growth and the absorption of TD Ameritrade's margin book and other interest-earning assets. We ended the year with a preliminary consolidated Tier 1 Leverage Ratio of 6.3%, which reflects the impact of that acquisition as well as the issuance of an additional $2.5 billion of preferred equity in early December.”

Mr. Crawford concluded, “2020 was an intensely challenging year in which we stayed true to our heritage. Together, our expanded team pushed through the business obstacles triggered by COVID-19 – uncertainty, volatility, and complexity – to effectively balance near-term profitability with driving strategic progress and helping solidify our competitive positioning. While we cannot predict what the future holds, we know that consistent growth is only made possible by managing for the long-term and serving our clients with clarity and focus – regardless of the circumstances.”

(1) Further details on non-GAAP financial measures and a reconciliation of such measures to reported results are included on pages 11-12 of this release.

Commentary from the CFO
Periodically, our Chief Financial Officer provides insight and commentary regarding Schwab’s financial picture at: https://www.aboutschwab.com/cfo-commentary. The most recent commentary, which provides perspective on The Charles Schwab Corporation’s recently completed acquisition of TD Ameritrade, was posted on October 6, 2020.

Winter Business Update
The company has scheduled a Winter Business Update for institutional investors on Tuesday, February 2, 2021. The Update, which will be held via webcast, is scheduled to run from approximately 8:00 a.m. - 12:30 p.m. PT, 11:00 a.m. - 3:30 p.m. ET. Registration for this Update is accessible at https://www.schwabevents.com/corporation.

Forward-Looking Statements
This press release contains forward-looking statements relating to investments and acquisitions to improve the client experience, expand products and services to meet client needs, diversify revenues, and drive scale and efficiency; growth opportunities; the integration of TD Ameritrade; growth in the client base, accounts, and assets; building a strong balance sheet; and balancing near-term profitability with ongoing investment to support current and long-term growth. These forward-looking statements reflect management’s expectations as of the date hereof. Achievement of these expectations and objectives is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations.

Important factors that may cause such differences include, but are not limited to, the company’s ability to develop and launch new and enhanced products, services, and capabilities, as well as enhance its infrastructure, in a timely and successful manner; the ability to support client activity levels; the ability to successfully implement integration strategies and plans; the risk that expected revenue and expense synergies and other benefits from recent acquisitions may not be fully realized or may take longer to realize than expected; general market conditions, including equity valuations, trading activity, and credit spreads; the company’s ability to attract and retain clients and registered investment advisors and grow those relationships and client assets; client use of the company’s advisory solutions and other products and services; capital and liquidity needs and management; client cash allocations; client sensitivity to rates; the level of client assets, including cash balances; the company’s ability to monetize client assets; the company’s ability to manage expenses; the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities to contain the spread of the virus and the economic impact; and other factors set forth in the company’s most recent reports on Form 10-K and Form 10-Q.

About Charles Schwab
The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 29.6 million active brokerage accounts, 2.1 million corporate retirement plan participants, 1.5 million banking accounts, and approximately $6.69 trillion in client assets. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiaries, Charles Schwab & Co., Inc., TD Ameritrade, Inc., and TD Ameritrade Clearing, Inc., (members SIPC, https://www.sipc.org), and their affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at https://www.aboutschwab.com.

TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. are separate but affiliated companies and subsidiaries of TD Ameritrade Holding Corporation. TD Ameritrade Holding Corporation is a wholly-owned subsidiary of The Charles Schwab Corporation. TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc. and The Toronto-Dominion Bank.

THE CHARLES SCHWAB CORPORATION
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net Revenues
Interest revenue	$1,905	$1,763	$6,531	$7,580
Interest expense	(96)	(168)	(418)	(1,064)
Net interest revenue	1,809	1,595	6,113	6,516
Asset management and administration fees (1)	987	845	3,475	3,211
Trading revenue (2)	854	122	1,416	752
Bank deposit account fees	355	—	355	—
Other (2)	171	44	332	242
Total net revenues	4,176	2,606	11,691	10,721
Expenses Excluding Interest
Compensation and benefits	1,398	806	3,954	3,320
Professional services	269	186	843	702
Occupancy and equipment	254	151	703	559
Advertising and market development	123	90	326	307
Communications	127	66	353	253
Depreciation and amortization (3)	130	87	414	322
Amortization of acquired intangible assets (3)	147	7	190	27
Regulatory fees and assessments	57	30	163	122
Other	195	71	445	261
Total expenses excluding interest	2,700	1,494	7,391	5,873
Income before taxes on income	1,476	1,112	4,300	4,848
Taxes on income	341	260	1,001	1,144
Net Income	1,135	852	3,299	3,704
Preferred stock dividends and other	85	51	256	178
Net Income Available to Common Stockholders	$1,050	$801	$3,043	$3,526
Weighted-Average Common Shares Outstanding:
Basic	1,848	1,284	1,429	1,311
Diluted	1,855	1,293	1,435	1,320
Earnings Per Common Shares Outstanding (4):
Basic	$.57	$.62	$2.13	$2.69
Diluted	$.57	$.62	$2.12	$2.67

Note: The Consolidated Statements of Income include the results of operations for TD Ameritrade beginning October 6, 2020, including bank deposit account fee revenue, as described in Part I – Item 1 – Note 17 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
(1) Includes fee waivers of $68 million and $127 million for the three and twelve months ended December 31, 2020, respectively.
(2) Beginning in the first quarter of 2020, order flow revenue was reclassified from other revenue to trading revenue. Prior periods have been reclassified to reflect this change.
(3) Beginning in the third quarter of 2020, amortization of acquired intangible assets was reclassified from depreciation and amortization. Prior periods have been reclassified to reflect this change.
(4) For the three and twelve months ended December 31, 2020, the Company had voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.

THE CHARLES SCHWAB CORPORATION
Financial and Operating Highlights
(Unaudited)
	Q4-20 % change		2020				2019
	vs.	vs.	Fourth	Third	Second	First	Fourth
(In millions, except per share amounts and as noted)	Q4-19	Q3-20	Quarter	Quarter	Quarter	Quarter	Quarter
Net Revenues
Net interest revenue	13%	35%	$1,809	$1,343	$1,389	$1,572	$1,595
Asset management and administration fees	17%	15%	987	860	801	827	845
Trading revenue (1)	N/M	N/M	854	181	193	188	122
Bank deposit account fees	N/M	N/M	355	—	—	—	—
Other (1)	N/M	167%	171	64	67	30	44
Total net revenues	60%	71%	4,176	2,448	2,450	2,617	2,606
Expenses Excluding Interest
Compensation and benefits	73%	66%	1,398	840	819	897	806
Professional services	45%	39%	269	194	198	182	186
Occupancy and equipment	68%	64%	254	155	152	142	151
Advertising and market development	37%	86%	123	66	70	67	90
Communications	92%	74%	127	73	78	75	66
Depreciation and amortization (2)	49%	34%	130	97	97	90	87
Amortization of acquired intangible assets (2)	N/M	N/M	147	25	12	6	7
Regulatory fees and assessments	90%	58%	57	36	36	34	30
Other	175%	167%	195	73	100	77	71
Total expenses excluding interest	81%	73%	2,700	1,559	1,562	1,570	1,494
Income before taxes on income	33%	66%	1,476	889	888	1,047	1,112
Taxes on income	31%	79%	341	191	217	252	260
Net Income	33%	63%	$1,135	$698	$671	$795	$852
Preferred stock dividends and other	67%	2%	85	83	50	38	51
Net Income Available to Common Stockholders	31%	71%	$1,050	$615	$621	$757	$801
Earnings per common share (3):
Basic	(8)%	19%	$.57	$.48	$.48	$.59	$.62
Diluted	(8)%	19%	$.57	$.48	$.48	$.58	$.62
Dividends declared per common share	6%	—	$.18	$.18	$.18	$.18	$.17
Weighted-average common shares outstanding:
Basic	44%	43%	1,848	1,289	1,288	1,287	1,284
Diluted	43%	43%	1,855	1,294	1,294	1,294	1,293
Performance Measures
Pre-tax profit margin			35.3%	36.3%	36.2%	40.0%	42.7%
Return on average common stockholders’ equity (annualized) (4)			11%	10%	10%	14%	17%
Financial Condition (at quarter end, in billions)
Cash and cash equivalents	38%	47%	$40.3	$27.5	$33.6	$68.5	$29.3
Cash and investments segregated	146%	70%	50.4	29.6	33.2	34.3	20.5
Receivables from brokerage clients — net	195%	154%	64.4	25.4	21.4	19.0	21.8
Available for sale securities (5)	N/M	11%	337.4	303.8	281.2	221.2	61.4
Held to maturity securities (5)	(100)%	—	—	—	—	—	134.7
Bank loans — net	31%	7%	23.8	22.3	20.9	19.5	18.2
Total assets	87%	31%	549.0	419.4	400.5	370.8	294.0
Bank deposits	63%	12%	358.0	320.7	301.6	277.5	220.1
Payables to brokerage clients	166%	100%	104.2	52.0	50.1	49.3	39.2
Long-term debt	84%	74%	13.6	7.8	8.5	8.5	7.4
Stockholders’ equity	159%	79%	56.1	31.3	30.8	26.3	21.7
Other
Full-time equivalent employees (at quarter end, in thousands)	62%	45%	32.0	22.1	21.8	20.2	19.7
Capital expenditures — purchases of equipment, office facilities, and property, net (in millions)	(4)%	64%	$200	$122	$169	$250	$209
Expenses excluding interest as a percentage of average client assets (annualized)			0.17%	0.14%	0.16%	0.16%	0.15%
Clients’ Daily Average Trades (DATs) (in thousands)	N/M	N/M	5,796	1,460	1,619	1,540	785
Number of Trading Days	—	(2)%	63.0	64.0	63.0	62.0	63.0
Revenue Per Trade (6)	(5)%	21%	$2.34	$1.94	$1.89	$1.97	$2.47

Note: The above table reflects the recognition of TD Ameritrade’s assets acquired and liabilities assumed at provisional fair value as of October 6, 2020. Results of operations and metrics are inclusive of TD Ameritrade beginning October 6, 2020.
(1) Beginning in the first quarter of 2020, order flow revenue was reclassified from other revenue to trading revenue. Prior periods have been reclassified to reflect this change.
(2) Beginning in the third quarter of 2020, amortization of acquired intangible assets was reclassified from depreciation and amortization. Prior periods have been reclassified to reflect this change.
(3) During the fourth quarter of 2020, the Company had voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.
(4) Return on average common stockholders’ equity is calculated using net income available to common stockholders divided by average common stockholders’ equity.
(5) On January 1, 2020, the Company transferred all of its investment securities designated as held to maturity to the available for sale category, as described in Part I – Item 1 – Note 5 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
(6) Revenue per trade is calculated as trading revenue divided by DATs multiplied by the number of trading days.
N/M Not meaningful.

THE CHARLES SCHWAB CORPORATION
Net Interest Revenue Information
(In millions, except ratios or as noted)
(Unaudited)

	Three Months Ended December 31,						Twelve Months Ended December 31,
	2020			2019			2020			2019
	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate
Interest-earning assets
Cash and cash equivalents	$35,008	$8	0.09%	$20,563	$86	1.64%	$39,052	$120	0.30%	$23,512	$518	2.17%
Cash and investments segregated	45,828	13	0.11%	18,434	81	1.71%	34,100	141	0.41%	15,694	345	2.17%
Receivables from brokerage clients	53,719	444	3.23%	19,241	185	3.77%	28,058	848	2.97%	19,270	821	4.20%
Available for sale securities (1,2)	305,231	1,103	1.44%	56,528	357	2.51%	253,555	4,537	1.78%	58,181	1,560	2.67%
Held to maturity securities (2)	—	—	—	136,717	870	2.53%	—	—	—	134,708	3,591	2.65%
Bank loans	22,971	134	2.34%	17,457	141	3.22%	20,932	545	2.60%	16,832	584	3.47%
Total interest-earning assets	462,757	1,702	1.46%	268,940	1,720	2.53%	375,697	6,191	1.64%	268,197	7,419	2.75%
Securities lending revenue (3)		201			41			334			147
Other interest revenue (3)		2			2			6			14
Total interest-earning assets (4)	$462,757	$1,905	1.63%	$268,940	$1,763	2.59%	$375,697	$6,531	1.73%	$268,197	$7,580	2.80%
Funding sources
Bank deposits	$336,912	$12	0.01%	$211,172	$84	0.16%	$291,206	$93	0.03%	$212,605	$700	0.33%
Payables to brokerage clients	77,160	2	0.01%	27,051	11	0.16%	46,347	12	0.02%	24,353	79	0.33%
Short-term borrowings (5)	306	—	0.19%	11	—	1.72%	89	—	0.20%	17	—	2.36%
Long-term debt	11,903	77	2.59%	7,428	66	3.54%	8,992	289	3.22%	7,199	258	3.58%
Total interest-bearing liabilities	426,281	91	0.09%	245,662	161	0.26%	346,634	394	0.11%	244,174	1,037	0.42%
Non-interest-bearing funding sources (4)	36,476			23,278			29,063			24,023
Securities lending expense (3)		7			9			33			38
Other interest expense (3)		(2)			(2)			(9)			(11)
Total funding sources (4)	$462,757	$96	0.08%	$268,940	$168	0.25%	$375,697	$418	0.11%	$268,197	$1,064	0.39%
Net interest revenue		$1,809	1.55%		$1,595	2.34%		$6,113	1.62%		$6,516	2.41%
Note: The above table reflects the acquisition of TD Ameritrade, effective October 6, 2020.
(1) Amounts have been calculated based on amortized cost.
(2) On January 1, 2020, the Company transferred all of its investment securities designated as held to maturity to the available for sale category, as described in Part I – Item 1 – Note 5 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
(3) Beginning in the fourth quarter of 2020, securities lending revenue has been reclassified from broker-related receivables and other revenue. Securities lending expense has been reclassified from other expense. Prior period amounts have been reclassified to reflect this change.
(4) Beginning in the fourth quarter of 2020, broker-related receivables were removed from total interest earning assets and netted against non-interest-bearing funding sources, resulting in an immaterial reduction to total interest-earning assets and total funding sources. Prior period amounts have been reclassified to reflect this change.
(5) Interest revenue or expense was less than $500 thousand in the period or periods presented.

THE CHARLES SCHWAB CORPORATION
Asset Management and Administration Fees Information
(In millions, except ratios or as noted)
(Unaudited)

	Three Months Ended December 31,						Twelve Months Ended December 31,
	2020			2019			2020			2019
	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee
Schwab money market funds before fee waivers	$183,846	$136	0.29%	$196,074	$147	0.30%	$200,119	$605	0.30%	$173,558	$525	0.30%
Fee waivers		(68)			—			(127)			—
Schwab money market funds	183,846	68	0.15%	196,074	147	0.30%	200,119	478	0.24%	173,558	525	0.30%
Schwab equity and bond funds, ETFs, and collective trust funds (CTFs)	334,113	81	0.10%	288,750	79	0.11%	301,598	300	0.10%	267,213	298	0.11%
Mutual Fund OneSource® and other non- transaction fee funds	208,397	163	0.31%	193,665	154	0.32%	192,464	599	0.31%	191,552	606	0.32%
Other third-party mutual funds and ETFs (1,2)	763,494	158	0.08%	462,466	80	0.07%	525,379	393	0.07%	478,037	318	0.07%
Total mutual funds, ETFs, and CTFs (3)	$1,489,850	470	0.13%	$1,140,955	460	0.16%	$1,219,560	1,770	0.15%	$1,110,360	1,747	0.16%
Advice solutions (3)
Fee-based	$392,148	444	0.45%	$262,516	320	0.48%	$306,010	1,443	0.47%	$246,888	1,198	0.49%
Non-fee-based	78,332	—	—	73,356	—	—	73,161	—	—	70,191	—	—
Total advice solutions	$470,480	444	0.38%	$335,872	320	0.38%	$379,171	1,443	0.38%	$317,079	1,198	0.38%
Other balance-based fees (4)	520,830	58	0.04%	443,814	54	0.05%	451,350	208	0.05%	432,613	216	0.05%
Other (5)		15			11			54			50
Total asset management and administration fees		$987			$845			$3,475			$3,211
(1) Beginning in the fourth quarter of 2020 includes TD Ameritrade money market funds.
(2) Beginning in the fourth quarter of 2019, Schwab ETF OneSourceTM was discontinued as a result of the elimination of online trading commissions for U.S. and Canadian-listed ETFs.
(3) Advice solutions include managed portfolios, specialized strategies, and customized investment advice such as Schwab Private ClientTM, Schwab Managed PortfoliosTM, Managed Account Select®, Schwab Advisor Network®, Windhaven® Strategies, ThomasPartners® Strategies, Schwab Index Advantage® advised retirement plan balances, Schwab Intelligent Portfolios®, Institutional Intelligent Portfolios®, Schwab Intelligent Portfolios PremiumTM, TD Ameritrade AdvisorDirect®, Essential Portfolios, Selective Portfolios, and Personalized Portfolios; as well as legacy non-fee advice solutions including Schwab Advisor Source and certain retirement plan balances. Average client assets for advice solutions may also include the asset balances contained in the mutual fund and/or ETF categories listed above. For the total end of period view, please see the Monthly Activity Report.
(4) Includes various asset-related fees, such as trust fees, 401(k) recordkeeping fees, and mutual fund clearing fees and other service fees.
(5) Includes miscellaneous service and transaction fees relating to mutual funds and ETFs that are not balance-based.

THE CHARLES SCHWAB CORPORATION
Growth in Client Assets and Accounts
(Unaudited)

	Q4-20 % Change		2020				2019
	vs.	vs.	Fourth	Third	Second	First	Fourth
(In billions, at quarter end, except as noted)	Q4-19	Q3-20	Quarter	Quarter	Quarter	Quarter	Quarter
Assets in client accounts
Schwab One®, certain cash equivalents and bank deposits	79%	24%	$458.4	$370.3	$349.2	$324.4	$256.7
Bank deposit account balances	N/M	N/M	165.9	—	—	—	—
Proprietary mutual funds (Schwab Funds® and Laudus Funds®) and CTFs
Money market funds (1)	(12)%	(7)%	176.1	190.3	211.6	203.7	200.8
Equity and bond funds and CTFs (2)	17%	14%	142.9	125.5	117.0	99.1	122.5
Total proprietary mutual funds and CTFs	(1)%	1%	319.0	315.8	328.6	302.8	323.3
Mutual Fund Marketplace® (3)
Mutual Fund OneSource® and other non-transaction fee funds	11%	10%	223.9	203.6	193.0	161.6	202.1
Mutual fund clearing services	16%	11%	252.9	228.4	217.3	180.8	217.4
Other third-party mutual funds (4)	58%	54%	1,304.6	848.1	796.5	676.2	824.5
Total Mutual Fund Marketplace	43%	39%	1,781.4	1,280.1	1,206.8	1,018.6	1,244.0
Total mutual fund assets	34%	32%	2,100.4	1,595.9	1,535.4	1,321.4	1,567.3
Exchange-traded funds (ETFs)
Proprietary ETFs (2)	21%	18%	198.8	168.9	156.3	136.5	163.8
Other third-party ETFs	107%	85%	947.3	512.6	468.0	382.5	457.0
Total ETF assets	85%	68%	1,146.1	681.5	624.3	519.0	620.8
Equity and other securities	95%	72%	2,504.7	1,453.2	1,305.8	1,035.5	1,286.4
Fixed income securities	15%	19%	377.1	318.0	314.8	313.8	327.1
Margin loans outstanding	N/M	158%	(60.9)	(23.6)	(19.4)	(17.2)	(19.5)
Total client assets	66%	52%	$6,691.7	$4,395.3	$4,110.1	$3,496.9	$4,038.8
Client assets by business
Investor Services	72%	54%	$3,667.9	$2,377.7	$2,223.5	$1,846.8	$2,131.0
Advisor Services	58%	50%	3,023.8	2,017.6	1,886.6	1,650.1	1,907.8
Total client assets	66%	52%	$6,691.7	$4,395.3	$4,110.1	$3,496.9	$4,038.8
Net growth in assets in client accounts (for the quarter ended)
Net new assets by business
Investor Services (5)	N/M	N/M	$939.2	$18.9	$113.0	$35.3	$43.1
Advisor Services (6)	N/M	N/M	751.5	32.3	24.4	37.9	34.2
Total net new assets	N/M	N/M	$1,690.7	$51.2	$137.4	$73.2	$77.3
Net market gains (losses)	N/M	N/M	605.7	234.0	475.8	(615.1)	193.1
Net growth (decline)	N/M	N/M	$2,296.4	$285.2	$613.2	$(541.9)	$270.4
New brokerage accounts (in thousands, for the quarter ended) (7)	N/M	N/M	15,774	592	1,652	609	433
Client accounts (in thousands)
Active brokerage accounts	140%	106%	29,629	14,393	14,107	12,736	12,333
Banking accounts	8%	1%	1,499	1,486	1,463	1,426	1,390
Corporate retirement plan participants	18%	19%	2,054	1,722	1,716	1,721	1,748

(1) Total client assets in purchased money market funds are located at: https://www.aboutschwab.com/investor-relations.
(2) Includes balances held on and off the Schwab platform. As of December 31, 2020, off-platform equity and bond funds, CTFs, and ETFs were $16.6 billion, $5.6 billion, and $59.3 billion, respectively.
(3) Excludes all proprietary mutual funds and ETFs.
(4) Fourth quarter of 2020 includes third-party money funds of $19.7 billion related to the acquisition of TD Ameritrade.
(5) Fourth quarter of 2020 includes inflows of $890.7 billion related to the acquisition of TD Ameritrade. Second quarter of 2020 includes inflows of $79.9 billion related to the acquisition of the assets of USAA’s Investment Management Company and $10.9 billion from a mutual fund clearing services client. Fourth quarter of 2019 includes an inflow of $11.1 billion from a mutual fund clearing services client.
(6) Fourth quarter of 2020 includes inflows of $680.6 billion related to the acquisition of TD Ameritrade. Third quarter of 2020 includes an inflow of $8.5 billion related to the acquisition of Wasmer, Schroeder & Company, LLC.
(7) Fourth quarter of 2020 includes 14.5 million new brokerage accounts related to the acquisition of TD Ameritrade. Second quarter of 2020 includes 1.1 million new brokerage accounts related to the acquisition of the assets of USAA’s Investment Management Company.
N/M Not meaningful.

The Charles Schwab Corporation Monthly Activity Report For December 2020

	2019	2020												Change
	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Mo.	Yr.
Market Indices (at month end)
Dow Jones Industrial Average	28,538	28,256	25,409	21,917	24,346	25,383	25,813	26,428	28,430	27,782	26,502	29,639	30,606	3%	7%
Nasdaq Composite	8,973	9,151	8,567	7,700	8,890	9,490	10,059	10,745	11,775	11,168	10,912	12,199	12,888	6%	44%
Standard & Poor’s 500	3,231	3,226	2,954	2,585	2,912	3,044	3,100	3,271	3,500	3,363	3,270	3,622	3,756	4%	16%
Client Assets (in billions of dollars)
Beginning Client Assets	3,942.2	4,038.8	4,051.6	3,862.8	3,496.9	3,778.3	4,009.0	4,110.1	4,278.0	4,489.7	4,395.3	5,878.5	6,421.0
Net New Assets (1)	30.1	20.9	24.4	27.9	15.3	97.5	24.6	11.2	20.0	20.0	1,596.9	32.1	61.7	92%	105%
Net Market Gains (Losses)	66.5	(8.1)	(213.2)	(393.8)	266.1	133.2	76.5	156.7	191.7	(114.4)	(113.7)	510.4	209.0
Total Client Assets (at month end)	4,038.8	4,051.6	3,862.8	3,496.9	3,778.3	4,009.0	4,110.1	4,278.0	4,489.7	4,395.3	5,878.5	6,421.0	6,691.7	4%	66%
Core Net New Assets (2)	30.1	20.9	24.4	27.9	15.3	17.6	13.7	2.7	20.0	20.0	25.6	32.1	61.7	92%	105%
Receiving Ongoing Advisory Services (at month end) (3)
Investor Services	337.1	336.8	323.2	291.5	309.9	339.8	345.2	355.6	366.8	361.2	425.3	457.1	471.8	3%	40%
Advisor Services (4)	1,769.7	1,773.2	1,694.0	1,531.3	1,647.9	1,711.7	1,747.5	1,818.5	1,900.5	1,870.1	2,505.5	2,715.7	2,828.3	4%	60%
Client Accounts (at month end, in thousands)
Active Brokerage Accounts	12,333	12,431	12,521	12,736	12,866	14,007	14,107	14,220	14,311	14,393	29,013	29,202	29,629	1%	140%
Banking Accounts	1,390	1,403	1,411	1,426	1,439	1,448	1,463	1,480	1,493	1,486	1,496	1,504	1,499	—	8%
Corporate Retirement Plan Participants	1,748	1,732	1,726	1,721	1,696	1,714	1,716	1,712	1,715	1,722	2,072	2,045	2,054	—	18%
Client Activity
New Brokerage Accounts (in thousands) (5)	164	167	159	283	201	1,250	201	206	202	184	14,718	430	626	46%	N/M
Client Cash as a Percentage of Client Assets (6)	11.3%	11.3%	12.0%	15.1%	14.3%	14.0%	13.6%	13.0%	12.5%	12.8%	13.4%	12.4%	12.3%	(10) bp	100 bp
Derivative Trades as a Percentage of Total Trades	10.7%	12.0%	11.5%	7.0%	10.2%	12.2%	10.6%	13.1%	13.8%	14.5%	20.5%	19.4%	18.9%	(50) bp	820 bp
Mutual Fund and Exchange-Traded Fund
Net Buys (Sells) (7,8) (in millions of dollars)
Large Capitalization Stock	991	845	(178)	984	(693)	(768)	(1,254)	(2,536)	(1,422)	(1,360)	(935)	4,454	3,693
Small / Mid Capitalization Stock	201	(314)	(531)	(954)	151	(401)	(1,063)	(1,476)	(441)	(497)	(753)	2,431	2,293
International	993	1,360	132	(2,116)	(2,207)	(1,953)	(1,580)	(773)	230	370	168	2,110	4,112
Specialized	455	762	397	333	2,059	1,512	1,020	1,505	906	115	215	1,985	3,777
Hybrid	(96)	615	(257)	(4,790)	(860)	(518)	(97)	(769)	(124)	(12)	(553)	(402)	359
Taxable Bond	4,710	5,714	3,830	(23,142)	1,642	5,469	9,215	7,314	7,680	5,734	5,904	4,825	10,004
Tax-Free Bond	1,255	1,481	1,066	(5,229)	(242)	805	1,710	1,297	1,648	1,123	861	1,131	2,165
Net Buy (Sell) Activity (in millions of dollars)
Mutual Funds (7)	1,097	2,684	(565)	(34,382)	(3,863)	(564)	1,768	(147)	2,568	757	(2,260)	2,832	6,336
Exchange-Traded Funds (8)	7,412	7,779	5,024	(532)	3,713	4,710	6,183	4,709	5,909	4,716	7,167	13,702	20,067
Money Market Funds	1,515	1,911	1,312	(1,233)	8,465	4,833	(5,673)	(9,039)	(5,614)	(6,627)	(4,021)	(5,908)	(7,332)
Selected Average Balances (in millions of dollars)
Average Interest-Earning Assets (9,10)	274,911	279,437	278,966	317,850	353,018	361,814	373,986	379,521	384,690	392,784	442,119	466,677	482,394	3%	75%
Average Bank Deposit Account Balances (10,11)	—	—	—	—	—	—	—	—	—	—	132,030	162,315	163,463	1%	N/M
(1) October 2020 includes an inflow of $1.6 trillion related to the acquisition of TD Ameritrade. July 2020 includes an inflow of $8.5 billion related to the acquisition of Wasmer, Schroeder & Company, LLC. June 2020 includes an inflow of $10.9 billion from a mutual fund clearing services client. May 2020 includes an inflow of $79.9 billion related to the acquisition of the assets of USAA’s Investment Management Company.
(2) Net new assets before significant one-time inflows or outflows, such as acquisitions/divestitures or extraordinary flows (generally greater than $10 billion) relating to a specific client. These flows may span multiple reporting periods.
(3) Beginning in December 2020, AdvisorDirect® assets are presented as Investor Services. In December 2020, $46.5 billion and $50.4 billion for October and November, respectively, were reclassified from Advisor Services to Investor Services.
(4) Excludes Retirement Business Services.
(5) October 2020 includes 14.5 million new brokerage accounts related to the acquisition of TD Ameritrade. May 2020 includes 1.1 million new brokerage accounts related to the acquisition of the assets of USAA’s Investment Management Company.
(6) Schwab One®, certain cash equivalents, bank deposits, and money market fund balances as a percentage of total client assets.
(7) Represents the principal value of client mutual fund transactions handled by Schwab, including transactions in proprietary funds. Includes institutional funds available only to Investment Managers. Excludes money market fund transactions.
(8) Represents the principal value of client ETF transactions handled by Schwab, including transactions in proprietary ETFs.
(9) Represents average total interest-earning assets on the company’s balance sheet.
(10) October 2020 averages reflect a full month of Schwab balances and 26 days of TD Ameritrade balances following the acquisition closing on October 6, 2020. Calculating the consolidated daily average from the closing date onwards would result in Average Interest Earning Assets and Average Bank Deposit Account Balances of $450,004 million and $157,414 million, respectively.
(11) Represents average TD Ameritrade clients’ uninvested cash sweep account balances held in deposit accounts at third-party financial institutions.
N/M Not meaningful.

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)

In addition to disclosing financial results in accordance with generally accepted accounting principles in the U.S. (GAAP), Schwab’s fourth quarter earnings release contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide useful supplemental information about the financial performance of the Company, and facilitate meaningful comparison of Schwab’s results in the current period to both historic and future results. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may not be comparable to non-GAAP financial measures presented by other companies.

Schwab’s use of non-GAAP measures is reflective of certain adjustments made to GAAP financial measures as described below.

Non-GAAP Adjustment or Measure	Definition	Usefulness to Management and Investors
Acquisition and integration-related costs and amortization of acquired intangible assets	Schwab adjusts certain GAAP financial measures to exclude the impact of acquisition and integration-related costs incurred as a result of the Company’s business acquisitions, amortization of acquired intangible assets, and, where applicable, the income tax effect of these expenses.

Adjustments made to exclude amortization of acquired intangible assets are reflective of all acquired intangible assets, which were recorded as part of purchase accounting. These acquired intangible assets contribute to the Company’s revenue generation. Amortization of acquired intangible assets will continue in future periods over their remaining useful lives.	We exclude acquisition and integration-related costs and amortization of acquired intangible assets for the purpose of calculating certain non-GAAP measures because we believe doing so provides additional transparency of Schwab’s ongoing operations, and may be useful in both evaluating the operating performance of the business and facilitating comparison of results with prior and future periods.

Acquisition and integration-related costs fluctuate based on the timing of acquisitions and integration activities, thereby limiting comparability of results among periods, and are not representative of the costs of running the Company’s on-going business. Amortization of acquired intangible assets is excluded because management does not believe it is indicative of the Company’s underlying operating performance.
Return on tangible common equity	Return on tangible common equity represents annualized adjusted net income available to common stockholders as a percentage of average tangible common equity. Tangible common equity represents common equity less goodwill, acquired intangible assets — net, and related deferred tax liabilities.	Acquisitions typically result in the recognition of significant amounts of goodwill and acquired intangible assets. We believe return on tangible common equity may be useful to investors as a supplemental measure to facilitate assessing capital efficiency and returns relative to the composition of Schwab’s balance sheet.

The tables below present reconciliations of GAAP measures to non-GAAP measures and include the results of operations for TD Ameritrade beginning October 6, 2020.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income
Total expenses excluding interest (GAAP), Net income (GAAP)	$2,700	$1,135	$1,494	$852	$7,391	$3,299	$5,873	$3,704
Acquisition and integration-related costs (1)	(282)	282	(18)	18	(442)	442	(26)	26
Amortization of acquired intangible assets	(147)	147	(7)	7	(190)	190	(27)	27
Income tax effects (2)	N/A	(105)	N/A	(6)	N/A	(154)	N/A	(13)
Adjusted total expenses (non-GAAP), Adjusted net income (non-GAAP)	$2,271	$1,459	$1,469	$871	$6,759	$3,777	$5,820	$3,744
(1) Acquisition and integration-related costs for the three months ended December 31, 2020 primarily consist of $193 million of compensation and benefits, $66 million of professional services, and $10 million of other expense. Acquisition and integration-related costs for the twelve months ended December 31, 2020 primarily consist of $235 million of compensation and benefits, $158 million of professional services, and $30 million of other expense.
(2) The income tax effect of the non-GAAP adjustments is determined using an effective tax rate reflecting the exclusion of non-deductible acquisition costs and is used to present the acquisition and integration-related costs and amortization of acquired intangible assets on an after-tax basis.
N/A Not applicable.

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues
Income before taxes on income (GAAP), Pre-tax profit margin (GAAP)	$1,476	35.3%	$1,112	42.7%	$4,300	36.8%	$4,848	45.2%
Acquisition and integration-related costs	282	6.8%	18	0.7%	442	3.8%	26	0.2%
Amortization of acquired intangible assets	147	3.5%	7	0.2%	190	1.6%	27	0.3%
Adjusted income before taxes on income (non-GAAP), Adjusted pre-tax profit margin (non-GAAP)	$1,905	45.6%	$1,137	43.6%	$4,932	42.2%	$4,901	45.7%

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020		2019		2020		2019
	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS
Net income available to common stockholders (GAAP), Earnings per common share — diluted (GAAP)	$1,050	$.57	$801	$.62	$3,043	$2.12	$3,526	$2.67
Acquisition and integration-related costs	282.15		18.01		442.31		26.02
Amortization of acquired intangible assets	147.08		7.01		190.13		27.02
Income tax effects	(105)	(.06)	(6)	(.01)	(154)	(.11)	(13)	(.01)
Adjusted net income available to common stockholders (non-GAAP), Adjusted diluted EPS (non-GAAP)	$1,374	$.74	$820	$.63	$3,521	$2.45	$3,566	$2.70

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Return on average common stockholders' equity (GAAP)	11%	17%	9%	19%
Average common stockholders' equity	$37,198	$18,757	$33,640	$18,415
Less: Average goodwill	(6,845)	(1,227)	(6,590)	(1,227)
Less: Average acquired intangible assets — net	(5,624)	(130)	(5,059)	(140)
Plus: Average deferred tax liabilities related to goodwill and acquired intangible assets — net	1,005	67	1,005	67
Average tangible common equity	$25,734	$17,467	$22,996	$17,115
Adjusted net income available to common stockholders (1)	$1,374	$820	$3,521	$3,566
Return on tangible common equity (non-GAAP)	21%	19%	15%	21%
(1) See table above for the reconciliation of net income available to common stockholders to adjusted net income available to common stockholders (non-GAAP).